                                                                    EXHIBIT 21.1

                           METACREATIONS CORPORATION

                       LIST OF REGISTRANT'S SUBSIDIARIES

     MetaCreations Holding (Ireland), Ltd.
     MetaCreations International, Ltd.
     MetaCreations Europe SARL
     MetaCreations (Barbados) Corporation
     Real Time Geometry Corp.
     Fractal Design International

                                       63